As Filed with the Securities And Exchange Commission on April 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OP BANCORP

(Exact Name Of Registrant As Specified In Its Charter)

California	81-3114676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Wilshire Boulevard, Suite 500

Los Angeles, California 90017

(Address of Registrant’s Principal Executive Offices) (Zip Code)

DIRECTOR AND EMPLOYEE STOCK OPTION PLAN

2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Min J. Kim

President and Chief Executive Officer

OP Bancorp

1000 Wilshire Boulevard, Suite 500,

Los Angeles, California 90017

(213) 892-9999

(Name, address and telephone number of agent for service)

With a copy to:

Mark A. Bonenfant, Esq.

Buchalter

A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017

(213) 891-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value:
- 2010 Equity Incentive Plan
• Options outstanding under the plan	755,000	$4.29 (3)	$3,238,950 (3)	$404
• Restricted stock units (RSUs) outstanding under the plan	453,500	$12.68 (4)	$5,750,380 (4)	$716
• Available for issuance under the plan	218,605	$12.68 (4)	$2,771,912 (4)	$345
- Director and Employee Stock Option Plan
• Options outstanding under the plan	335,000 (2)	$3.99 (5)	$1,336,650 (5)	$166
TOTAL	1,762,105		$13,097,892	$1,631

(1)

Pursuant to Rule 416(a), this registration statement also covers additional securities that may be offered under the 2010 Equity Incentive Plan and the Director and Employee Stock Option Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Represents 335,000 shares of common stock underlying outstanding stock options issued under the Director and Employee Stock Option Plan, which expired in February 2015.
(3)

Fees for the outstanding stock options to purchase 755,000 shares of common stock granted under the 2010 Equity Incentive Plan were calculated pursuant to Rule 457(h), based upon the average exercise price of $4.29 per share.

(4)

The fees for 435,500 shares of common stock underlying unvested restricted stock units and authorized but unissued shares of common stock available for issuance under the 2010 Equity Incentive Plan were calculated pursuant to Rule 457(c), based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq Global Market on April 23, 2018, which was $12.68.

(5)

Fees for 335,000 shares of common stock underlying outstanding stock options issued under the Director and Employee Stock Option Plan, were calculated pursuant to Rule 457(h), based upon the average exercise price of $3.99 per share.

OP BANCORP

This registration statement on Form S-8 is being filed by OP Bancorp, a California corporation (the “Corporation” or the “Registrant”) to register 1,762,105 shares of common stock, no par value (the “Common Stock”) which may be acquired upon the exercise or vesting of stock options or restricted stock units granted under the Corporation’s 2010 Equity Incentive Plan and the Director and Employee Stock Option Plan (which expired in February 2015 and no new options may be issued thereunder), consisting of:

(i)	218,605 shares reserved for issuance pursuant to future awards under the 2010 Equity Incentive Plan;

(ii)	755,000 shares underlying outstanding stock options granted under the 2010 Equity Incentive Plan;

(iii)	453,500 shares underlying unvested restricted stock units granted under the 2010 Equity Incentive Plan; and

(iv)	335,000 shares underlying outstanding stock options granted under the Director and Employee Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Requests should be directed to Corporate Secretary, OP Bancorp, 1000 Wilshire Boulevard, Suite 500, Los Angeles, California, 90017, (213) 892-9999.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this registration statement by reference:

(a)    The Registrant’s prospectus filed with the Commission on March 28, 2018, pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1, as amended (File No. 333-223444), which contains the Registrant’s audited financial statements for the latest fiscal year for each statements have been filed;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document listed in in (a) above; and

(c)    The description of the Common Stock set forth in the registration statement on Form 8-A (File No. 001-38437) filed with the Commission on March 20, 2018 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 2.	Description of Securities.

Not Applicable.

Item 3.	Interests of Named Experts and Counsel.

Not Applicable.

Item 4.	Indemnification of Directors and Officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

The Company’s articles of incorporation provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. The Company’s articles of incorporation and bylaws also authorize it to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits of such excess indemnification set forth in Section 204 of the CGCL.

The Company maintains officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the CGCL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 5.	Exemption from Registration Claimed.

Not applicable.

Item 6.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of OP Bancorp, attached as Exhibit 3.1 to the registration statement on Form S-1, Registration No. 333-223444, filed March 5, 2018 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of OP Bancorp, attached as Exhibit 3.2 to the registration statement on Form S-1, Registration No. 333-223444, filed March 5, 2018 and incorporated herein by reference.

4.3	2010 Equity Incentive Plan, attached as Exhibit 10.6 to the registration statement on Form S-1, Registration No. 333-223444, filed March 5, 2018 and incorporated herein by reference.

4.4	First Amendment to the 2010 Equity Incentive Plan, attached as Exhibit 10.7 to the registration statement on Form S-1, Registration No. 333-223444, filed March 5, 2018 and incorporated herein by reference.

4.5	Director and Employee Stock Option Plan, attached as Exhibit 10.10 to the registration statement on Form S-1, Registration No. 333-223444, filed March 5, 2018 and incorporated herein by reference.

5.1	Opinion of Counsel as to the legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

Item 7.	Undertakings.

A.    The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( § 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 27th day of April, 2018.

OP BANCORP

By:	/s/ Min J. Kim
Min J. Kim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Min J. Kim and Christine Y. Oh and each of them severally as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to date and file with the Securities and Exchange Commission this registration statement on Form S-8, and to sign, date and file any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on this 27th day of April, 2018 in the capacities indicated:

Signature	Title	Date

/s/ Min J. Kim	Director; Chief Executive Officer and President (principal executive officer)	April 27, 2018
Min J. Kim

/s/ Christine Y. Oh	Executive Vice President; Chief Financial Officer (principal financial and accounting officer)	April 27, 2018
Christine Y. Oh

/s/ Brian Choi	Director (Chairman)	April 27, 2018
Brian Choi

/s/ Ernest E. Dow	Director	April 27, 2018
Ernest E. Dow

/s/ Jason Hwang	Director	April 27, 2018
Jason Hwang

	Director	April 27, 2018
Soo Hun Jung, M.D.

/s/ Ock Hee Kim	Director	April 27, 2018
Ock Hee Kim

/s/ Myung Ja (Susan) Park	Director	April 27, 2018
Myung Ja (Susan) Park

	Director	April 27, 2018
Yong Sin Shin